Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
October 28, 2005	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI INTERNATIONAL METALS ANNOUNCES THIRD QUARTER RESULTS
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) released results today for the third quarter of 2005.
     The Company reported a net income for the third quarter of $8.7 million, or $0.38 per share, on sales of $81.2 million. Results for the third quarter of 2004 were a loss of $2.2 million, or $0.10 per share, on sales of $51.0 million.
     The Titanium Group shipped 3.0 million pounds of mill products at an average realized price of $15.04 per pound during the quarter. Third quarter sales of $86.4 million, including intercompany sales of $55.4 million, generated operating income of $11.0 million. During the same period a year ago, the Group had an operating loss of $1.0 million on sales of $37.6 million, including $25.1 million of intercompany sales.
     The Fabrication & Distribution Group had operating income of $2.6 million on sales of $50.2 million during the third quarter. For the same period in 2004, the Group had an operating loss of $1.3 million on sales of $38.5 million.
     Commenting on the quarter, Timothy G. Rupert, President and CEO, said, “Titanium markets, led by commercial aerospace, continue to exhibit strong demand. During the quarter, Boeing and Airbus received orders for 343 more large commercial aircraft and Airbus has formally launched its A350, a new widebody airliner. RTI’s shipments grew again in the third quarter at increased prices. This trend is also reflected in RTI’s order book which grew another 22% during the quarter to $428 million. As expected, ferro-titanium sales were down from the first half of the year, despite an increase in scrap prices, due to reduced activity in the steel industry.”
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the current impact of global events on the commercial aerospace industry, military spending, global economic conditions,
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October 28, 2005

the competitive nature of the markets for specialty metals, the design and effectiveness of the Company’s internal control over financial reporting, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, November 1, 2005, at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 800-938-0653 or (International) 973-935-2408 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, November 8, 2005, by dialing (USA/Canada) 877-519-4471 or (International) 973-341-3080 and Digital Pin Code 6640812.
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October 28, 2005

RTI INTERNATIONAL METALS, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited)
(Dollars in thousands)

	QUARTER ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2005	2004	2005	2004
Sales	$81,167	$50,951	$249,694	$153,290
Cost of sales	54,283	43,302	172,295	134,587

Gross profit	26,884	7,649	77,399	18,703
Selling, general and administrative expenses	12,914	10,064	34,598	26,443
Research, technical and product development expenses	392	281	1,175	865
Other operating income — net	—	420	—	517

Operating income (loss)	13,578	(2,276)	41,626	(8,088)
Other income — net	78	149	531	9,521
Interest income	274	67	670	93

Income (loss) before income taxes	13,930	(2,060)	42,827	1,526
Provision for income taxes	5,268	8	15,186	624

Net income (loss) from continuing operations	8,662	(2,068)	27,641	902
Net (loss) income from discontinued operations	—	(99)	—	139

Net income (loss)	$8,662	$(2,167)	$27,641	$1,041

Net income per common share:
Basic	$0.38	$(0.10)	$1.24	$0.05

Diluted	$0.38	$(0.10)	$1.22	$0.05

Weighted Average Shares outstanding (in thousands):
Basic	22,526	21,221	22,252	21,177
Diluted	22,945	21,509	22,692	21,476
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October 28, 2005

RTI INTERNATIONAL METALS, INC.
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2005	2004
	(Unaudited)	(Audited)
ASSETS:
Current assets
Cash and cash equivalents	$37,648	$62,701
Accounts receivable, net	53,701	44,490
Inventories	208,820	133,512
Current deferred income tax assets	1,145	1,145
Income tax receivable	2,462	3,321
Other current assets	6,445	3,597

Total current assets	310,221	248,766
Property, plant and equipment, net	81,393	82,593
Goodwill	48,733	46,618
Other intangible assets, net	16,788	16,040
Noncurrent deferred income tax assets	3,012	3,012
Intangible pension asset	3,365	3,365
Other noncurrent assets	2,570	3,099

Total assets	$466,082	$403,493

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,894	$14,253
Accrued liabilities	27,807	16,069

Total current liabilities	52,701	30,322
Long-term debt	—	—
Accrued postretirement benefit cost	20,827	20,811
Accrued pension cost	14,798	21,090
Other noncurrent liabilities	6,122	7,312

Total liabilities	94,448	79,535
Total shareholders’ equity	371,634	323,958

Total liabilities and shareholders’ equity	$466,082	$403,493

CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	NINE MONTHS ENDED
	SEPTEMBER 30,
	2005	2004
Cash (used in) provided by operating activities (adjustment for items not affecting funds from operations of $10,037 and $9,294 respectively)	$(34,318)	$13,506
Cash used in investing activities (net of asset disposals of $5 and $579 respectively)	(7,925)	(5,840)
Cash provided by financing activities	16,716	2,565
Effect of exchange rate changes	474	168
(Decrease) increase in cash and cash equivalents	(25,053)	10,399
Cash and cash equivalents at beginning of period	62,701	67,970

Cash and cash equivalents at end of period	$37,648	$78,369

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